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                                                                    EXHIBIT 23.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]


CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Proxy Statement and Prospectus of AmSouth Bancorporation for the registration of up to 230,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1999, except for Note 22 as to which the date is March 1, 1999, with respect to the consolidated financial statements of AmSouth Bancorporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
August 11, 1999